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EXHIBIT 2.1
                    PLAN OF REORGANIZATION AND AGREEMENT OF MERGER
                               (AMENDED AND RESTATED)

       THIS PLAN OF REORGANIZATION AND AGREEMENT OF MERGER (this "Agreement") dated this 31st day of March, 2000, amongst Potomac Energy Corporation, an Oklahoma corporation ("Parent"), Potomac Exploration Acquisition Corporation, an Oklahoma corporation and wholly-owned subsidiary of Potomac ("Acquisition Corp") and Butte Coal, Inc., ("Butte"), (Acquisition Corp and Butte being sometimes referred to herein as the "Constituent Corporations"), amends and restates the Plan of Reorganization and Agreement of Merger dated March 13, 2000, amongst Parent, Acquisition Corp and Butte.

                                       RECITALS

       The respective Boards of Directors of the Constituent Corporations and Parent have determined that the merger of Acquisition Corp with and into Butte (which in its capacity as the surviving corporation, is hereinafter sometimes referred to as the "Surviving Corporation") to be desirable and in the best interest of the shareholders of Butte and Parent as the sole shareholder of Acquisition Corp, and desiring to adopt a plan of reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, have approved this Agreement.

       NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and in accordance with the applicable provisions of the Oklahoma General Corporation Act of the State of Oklahoma (the "Oklahoma Law") and of the Utah Business Corporation Act (the "Utah Law"), each of the Constituent Corporations and the Butte Shareholders hereby agrees that Acquisition Corp shall be merged with and into Butte (the "Merger") and that the terms and conditions and consummation of the Merger shall be as follows:


                                     ARTICLE I

                   MERGER OF BUTTE WITH AND INTO ACQUISITION CORP

       1.01 EFFECT OF MERGER. At the Effective Time (as defined in Section 4.1 hereof) all and singular the rights, privileges, powers and franchises, as well of a public or private nature, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to either of them on whatever account, including subscriptions to shares and all other things in action, or belonging to either of them, shall be, by operation of law or otherwise, taken and deemed to be transferred to, and shall be vested in, the Surviving Corporation without further act or deed; and all property, rights, privileges, powers and franchises and all any every other interest shall thereafter effectively be the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the merger; by the Surviving Corporation shall thenceforth be liable for all debts, liabilities, obligations, duties and penalties of each of the Constituent Corporations and all said debts, liabilities, obligations, duties and penalties

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shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, obligations, duties and penalties had been incurred or contracted by it. No liability or obligation due or to become due at the Effective Time, or any claim or demand for any cause then existing against either of the Constituent Corporations or any shareholder, officer or director thereof, shall be released or impaired by the merger, and all rights of creditors and all liens upon property of either of the Constituent Corporations shall be preserved unimpaired.

       1.02 EXECUTION OF ADDITIONAL INSTRUMENTS. From time to time, as and when requested by the Surviving Corporation, or its successors or assigns, the officers and directors of Acquisition Corp last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such further action or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise the Surviving Corporation's title to, and possession of, all property, interest, assets, rights, privileges, immunities, powers, franchises and authority of Acquisition Corp and otherwise carry out the purpose of this Agreement and the officers and directors of Parent are fully authorized in the name of Acquisition Corp or otherwise to take any and all such action.

       1.03 CORPORATE OFFICES. Immediately following the Merger, the Surviving Corporation shall maintain its corporate offices in Oklahoma City, Oklahoma, for administrative, accounting and public relation functions.

       1.04 AVAILABILITY OF PARENT COMMON STOCK. Parent will make available to Acquisition Corp a sufficient number of shares of Common Stock, $.001 par value per share, of Parent to effect the Merger pursuant to this Agreement.

       1.05 MATERIAL ADVERSE EFFECT. When used in connection with Butte or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, assets (including intangible assets), condition (financial or otherwise), liabilities or results of operations of Butte or Parent and its subsidiaries, as the case may be, in each case taken as a whole.

                                     ARTICLE II

                               SURVIVING CORPORATION

       2.01 ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. At and after the Effective Time, the Articles of Incorporation and bylaws of Butte shall remain in full force and effect as written at the Effective Time and shall not be amended in any further respect by reason of this Agreement and such Articles of Incorporation and such bylaws shall be the Articles of Incorporation and bylaws of the Surviving Corporation until amended in accordance with Utah Law.

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       2.02  BOARD OF DIRECTORS AND OFFICERS.  At the Effective Time, (i)
Winfield Moon, Sr. (the sole member of the Board of Directors of Butte) and Fred
W. Young shall become members [or otherwise designate representatives] to the Board of Directors of Parent, (ii) [Carl W. Swan, Gene Callaway, James E. Frazier, Joseph Edward Michaud and Alvaro Lopez Cyzedo] shall resign as the members of the Board of Directors of Parent and Acquisition Corp, and (iii) the officers of Butte shall remain the officers of the Surviving Corporation. Furthermore, Butte shall appoint new members to the Board of Parent as so desired.

       2.03 SHAREHOLDER APPROVAL. Prior to consummation of the Merger, this Agreement must be approved by the shareholder or shareholders of each of the Constituent Corporations. This Agreement shall be deemed approved by the shareholder of Acquisition Corp by execution of this Agreement by Parent. This Agreement shall be deemed approved by each of the Butte Shareholders by their execution of this Agreement.

                                   ARTICLE THREE

                         CONVERSION AND EXCHANGE OF SHARES

       3.01 CONVERSION OF BUTTE CAPITAL STOCK. Parent shall issue 16,751,774 shares of its Common Stock to the shareholders of Butte in connection with the Merger. Each share of Common Stock of Butte issued and outstanding immediately prior to the Effective Time shall thereupon be exchanged for and converted into and become 167.51774 shares of Common Stock of Parent. Each share of such Common Stock issued pursuant to this Section 3.01 shall be fully paid and nonassessable. Each share of Common Stock of Butte so converted is herein sometimes referred to as the "Converted Stock." At the Effective Time, Parent shall assume all obligations and agreements of Butte under outstanding stock options and agreements requiring the issuance of Butte Common Stock, as identified in Section 5.03 of this Agreement.

       3.02 FRACTIONAL SHARES. No fraction of a share of Common Stock of Parent shall be issuable upon conversion of the Common Stock of Butte in the Merger and any fractional shares shall be rounded to the next whole share.

       3.03 EXCHANGE OF CERTIFICATES. At and after the Effective Time, each holder of a certificate representing the Converted Stock, upon presentation and surrender of such certificate or certificates to Parent or its transfer agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of fully paid and non-assessable shares of the Common Stock of Parent to which he, she or it is entitled as provided in Section 3.01. The Common Stock of Parent so received in exchange shall be registered in such names as the holder of the Converted Stock so exchanged may request; provided, however, that if any certificate representing shares of the Common Stock of Parent is to be issued in a name other than that in which the certificate surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person making such request shall have paid any transfer or other taxes or established to the satisfaction of Parent that such taxes have been paid or are not payable. Until so presented and surrendered in exchange for a certificate representing Common Stock of Parent, each certificate which represented issued and outstanding shares of Converted Stock at the Effective Time shall, except as provided in

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the following sentence, be deemed for all purposes to evidence ownership of the number of whole shares of Common Stock of Parent into which such shares of Converted Stock have been converted pursuant to the Merger. Until surrender of such certificates in exchange for certificates representing Common Stock of Parent, the holder Converted Stock shall not be entitled to receive any dividend or other distribution payable to holders of shares of Common Stock of Parent until the holder of the Converted Stock exchanges for certificates representing the Common Stock of Parent, there shall be paid to the record holder of the certificates representing Parent issued upon such surrender, the amount of dividends or other distributions (without interest) which therefor became payable and were not paid to such holder with respect to the number of whole shares of Common Stock of Parent represented by the certificates issued upon such surrender.

       3.04 CLOSING OF STOCK TRANSFER BOOKS. The stock transfer books of Butte shall be closed upon execution of this Agreement, and no transfer of record and no further issuance of any of the shares of Common Stock of Butte shall take place or be made thereafter.

       3.05 RESTRICTION ON TRANSFER OF PARENT COMMON STOCK. The Common Stock of Parent to be issued and delivered to the shareholders of Butte pursuant to this Agreement (i) will be acquired by such shareholders for investment purposes only without the intent to resell or further distribute such Common Stock, (ii) will be issued pursuant to exemption from registration under the 1933 Act and the applicable state or other jurisdictional securities acts, (iii) will not be transferred except pursuant to registration under the 1933 Act and the applicable state or other jurisdictional securities acts unless pursuant to exemption from registration under such acts and (iv) the certificates evidencing the Common Stock of Parent shall bear appropriate restrictive transfer legends as required pursuant to the 1933 Act and the applicable state and other jurisdictional securities acts.

                                    ARTICLE FOUR

                            EFFECTIVE TIME OF THE MERGER

       4.01 EFFECTIVE TIME. The Merger shall become effective at 5:00 P.M., Central Standard Time, on the date when the last of the following actions shall have been completed:

              (i) Each of the Constituent Corporations shall have notified the other Constituent Corporation in writing that all conditions precedent to the obligation of such Constituent Corporation to consummate and effect the Merger have occurred or have been waived; and

              (ii) A Certificate of Merger shall have been executed, acknowledged and filed in accordance with the provisions of the Oklahoma Law; and

              (iii) Certificate of Merger shall have been issued in accordance with the provisions of the Utah Law.

       The time when the Merger shall become effective, as defined by this
Section 4.01, is herein called the "Effective Time."

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                                    ARTICLE FIVE

                      REPRESENTATIONS AND WARRANTIES OF BUTTE

       Butte represents and warrants unto Parent and Acquisition Corp as follows:

       5.01 ORGANIZATION. Butte is a corporation duly organized, validly existing and in good standing under Utah Laws and has the corporate power and is entitled to own or lease its properties and to carry on its business as, and in the places where, such properties are now owned or leased and such business is now conducted. Nevada and Utah are the only jurisdictions in which the property owned or leased or the business conducted by Butte would make any such qualification necessary.

       5.02 DELIVERY OF CERTIFICATE OF INCORPORATION AND BYLAWS. Butte has delivered to Parent complete and correct copies of its Articles of Incorporation and bylaws, as certified to by the Secretary of Butte, as in effect on the date hereof.

       5.03 CAPITALIZATION. The authorized capital stock of Butte consists of (i) 100,000 shares of Common Stock, $.001 par value, of which 100,000 shares are issued and outstanding. There are no other authorized or outstanding equity securities of Butte of any class, kind or character, and there are no outstanding subscriptions, options, warrants or other agreements or commitments obligating Butte to issue any additional shares of its capital stock of any class, or any option or right with respect thereto, or any securities convertible into shares of stock of any class. All outstanding shares of Common Stock of Butte are duly and validly authorized and issued, and have not been issued in violation of any preemptive right of shareholders.

       5.04  SUBSIDIARIES.  Butte does not have any subsidiary corporations.

       5.05 AUTHORIZATION OF AGREEMENT. The Board of Directors and all of the shareholders of Butte have duly approved this Agreement and the transactions contemplated hereby and have authorized the execution and delivery of this Agreement by Butte. Butte has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby.

       5.06 CONFLICTING AGREEMENTS. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement, will conflict with, or result in a breach of, any term of, or constitute a default under, (i) the Articles of Incorporation or bylaws of Butte, or (ii) any material agreement or instrument to which Butte is a party, or (iii) any material judgment, decree, order, statute, rule or regulation to which Butte is subject, or result in the creation of material lien, charge or encumbrance on any of the properties of Butte. Butte, to its knowledge, is not in default or would be in default with lapse of time or notice or both, in respect to any such term.

       5.07 DELIVERY OF FINANCIAL STATEMENTS. Butte has furnished Parent the balance sheet of Butte as of December 31, 1999 (the "1999 Butte Balance Sheet"), together with statements of operations, stockholders' equity and cash flows of Butte for the year ended December 31, 1999 and

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the notes thereto and certain supplemental information (hereinafter collectively called the "Butte Financial Statements").

       5.08 MARKETABLE TITLE TO ASSETS. Butte has good and marketable title to the properties and assets reflected on the 1999 Butte Balance Sheet as being owned by Butte, and all properties and assets thereafter acquired by it, except to the extent such properties and assets are or were thereafter disposed of for fair value in the ordinary course of business; all such properties and assets are free and clear of all liens, charges and encumbrances, except (i) those set forth or reflected in the 1999 Butte Balance Sheet, (ii) liens for taxes not yet due and payable or being contested in good faith, or (iii) defects in title and liens, charges and encumbrances, if any, as do not materially detract from the value, or materially interfere with the present or proposed use, of the property or assets subject thereof or affected thereby, or otherwise materially impair business operations of Butte, taken as a whole. The operation of the properties and business of Butte in the manner in which they are now operated do not, to the knowledge of Butte, violate any zoning ordinances or municipal regulations in such a way as could, if such ordinances or regulations were enforced, result in any material impairment of the uses of the respective properties for the purposes for which they are now operated. All real and personal property leased by Butte is held by Butte under valid, subsisting and enforceable leases.

       5.9 TAXES AND RETURNS. Butte has timely filed all federal, state, local and foreign tax returns required to be filed by it. All taxes and governmental charges levied or assessed against the property or the business of Butte have been paid, other than taxes or charges, the payment of which is not yet due or which, if due, is not yet delinquent or is being contested in good faith or has not been finally determined. The amount set up as accruals for taxes on the 1997 Butte Balance Sheet is sufficient in all material respects for the payment of all unpaid taxes and governmental charges of all kinds, applicable to the property or business of Butte for the period ended on December 31, 1999, and all periods prior thereto.

       5.10 LAW COMPLIANCE. To its actual knowledge, Butte has complied with all laws, regulations, licensing requirements and orders applicable to its business the breach or violation of which could have a material adverse effect on said business and has filed with the proper authorities, all statements and reports required by the laws, regulations, licensing requirements and orders to which it or any of its employees is subject, and Butte possesses all necessary licenses, franchises and permits to conduct its business in the manner in which and in the jurisdictions and places where such businesses are now conducted.

       5.11 FINDER'S FEES AND BROKERAGE. No director, officer or employee of Butte has incurred or will incur any brokerage, finder's or similar fee in connection with the merger or the other transactions contemplated by this Agreement.

       5.12 ENVIRONMENTAL MATTERS. (a) For purposes of this Agreement, the capitalized terms defined below shall have the meanings ascribed to them below.

              (i) "Environmental Claim" means any accusation, allegation, notice of violation, action, claim, lien, demand, abatement or other order or direction (conditional or otherwise)

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       by any governmental agency or entity or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects an the environment, or for fines, penalties or restrictions resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Substance, odor or audible noise in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any property owned, operated or leased by the Company or any activities or operations thereof; (b) the transportation, storage, treatment or disposal of Hazardous Substances in connection with any property owned, operated or leased by the Company or its operations or facilities; or (c) the violation, or alleged violation, of any Environmental Law or Environmental Permit of or from any governmental agency or entity relating to environmental matters connected with any property owned, leased or operated by the Company.

              (ii) "Environmental Law(s)" means all federal, state or local law (including common law), statute, ordinance, rule, regulation, code, or other requirement relating to the environment, natural resources, or public or employee health and safety and includes, but is not limited to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., The Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes and any applicable transfer statutes.

              (iii) "Environmental Permits" means all approvals, authorizations, consents, permits, licenses, registrations and certificates required by any applicable Environmental Law.

              (iv) "Hazardous Substance(s)" means, without limitation, any flammable explosives, radioactive materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including but not limited to waste petroleum and petroleum products), methane, hazardous materials, hazardous wastes, pollutants, contaminants and hazardous or toxic substances, as defined in or regulated under any applicable Environmental Laws.

              (v) "Release" means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the Environment.

       (b) Butte has obtained all Environmental Permits required for its businesses and facilities except for such Environmental Permits the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect. Butte (i) is in compliance with all terms and conditions

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of their Environmental Permits and of any applicable Environmental Law, except for such failure to be in compliance that could not reasonably be expected to have Material Adverse Effect; (ii) has not received notice of any violation by or claim against Butte under any Environmental Law; and (iii) is not aware of any facts or circumstances related to their businesses and facilities likely to give rise to an Environmental Claim that could reasonably be expected to have a Material Adverse Effect.

       (c) There have been no Releases, or threatened Releases of any Hazardous Substances into, on or under any of the properties owned or operated (or formerly owned or operated) by Butte in any case in such a way as to create any liability (including the costs of investigation and remediation) under any applicable Environmental Law that could reasonably be expected to have a Material Adverse Effect.

       (d) Butte has not been identified as a potentially responsible party at any federal or state National Priority List ("Superfund") site, and Butte has not transported, disposed of, or arranged for the disposal of any Hazardous Substances.

       5.13    BENEFIT PLANS.    Butte does not have any employee benefit
plans, policies, programs, practices, agreements, understandings, arrangements or commitments (whether written or underwritten) providing compensation, benefits or perquisites of any kind, including executive compensation, deferred compensation, stock ownership, stock purchase, stock option, restricted stock, performance share, bonus and other incentive plans, pension, profit sharing, savings, thrift or retirement plans, employee stock ownership plans, life, health, dental and disability plans, vacation, severance pay, sick leave or dependent care plans, any cafeteria or tuition reimbursement plans and any "employee benefit plans" within the meaning of Section g(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not subject to ERISA), employment, severance, golden parachute or similar agreements (individually, an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans"), currently or within the past six years maintained by, contributed by or with respect to which an obligation to contribute exists on the part of Butte or any of its trades or businesses, whether or not incorporated, which, together with Butte, is treated as a single employer under Section 414 of the Code (collectively, "ERISA Affiliates"), or with respect to which Butte or any ERISA Affiliate may have any liability or obligation (direct, indirect, contingent or otherwise) to any employee, former employee, director or former director (or any of their dependents or beneficiaries) of Butte or to any governmental entity. There are no material liabilities, whether absolute or contingent, of Butte relating to workers compensation benefits that are not fully insured against by a BONA FIDE third-party insurance carrier.

       5.14 ACCURACY OF INFORMATION. All written information regarding Butte previously delivered to Parent, including all financial information and statements provided by Butte to Parent, is true and correct. All additional information regarding Butte to be delivered to Parent pursuant to this Agreement will be true and correct. Other than the properties shown on the Butte Financial Statements and 1999 Butte Balance Sheet, there are no properties, tangible or intangible, which are used in and material to the normal day-to-day operations of Butte as conducted by Butte prior to and on the date of this Agreement.

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       5.15  LACK OF MATERIAL MISREPRESENTATION.  Butte represents and warrants that all the information and documents furnished by Butte to Parent in connection with this Agreement contain no untrue statement of material facts nor do they omit material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE SIX

                      REPRESENTATIONS AND WARRANTIES OF PARENT

       Parent hereby represents and warrants to Butte as follows:

       6.01 ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has the corporate power and is entitled to own or lease its properties and to carry on its business as, and in the places where, such properties are now owned or leased and such business is now conducted. The State of Oklahoma is the only jurisdiction in which the property owned or leased or the business conducted by Parent would make any such qualifications necessary.

       6.02 DELIVERY OF CERTIFICATE OF INCORPORATION AND BYLAWS. Parent has delivered to Butte complete and correct copies of the Certificate of Incorporation of Parent and its Bylaws in effect on the date hereof.

       6.03 CAPITALIZATION. The total number of shares of capital stock which Parent is authorized to issue is 50,000,000 shares of Common Stock, $.001 par value, of which 9,877,351 shares are issued and outstanding and Parent has no treasury stock. There are no other authorized or outstanding equity securities of Parent of any class, kind or character, and there are no outstanding subscriptions, options, warrants or other agreements or commitments obligating Parent to issue any additional shares of its capital stock of any class, or any option or right with respect thereto, or any securities convertible into shares of any class. All outstanding shares of Common Stock of Parent are duly and validly authorized and issued, and have not been issued in violation of any preemptive right of shareholders. Prior to the Effective Time, Parent shall cause a one-for-five reverse split of its Common Stock so that immediately prior to the Effective Time Parent shall have 1,975,470 shares of Common Stock issued and outstanding, without giving effect to the elimination of any fractional shares of Common Stock, all fractional shares shall be rounded to the next whole share.

       6.04 SUBSIDIARIES. Other than Acquisition Corp., Omnipresent Exploration, Potomac Energy (BVI), Ltd. and Magdalena Energia, L.L.C. Parent does not have any subsidiaries.

       6.05 AUTHORIZATION OF AGREEMENT. The Board of Directors of Parent and Acquisition Corp have duly approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by Parent and Acquisition Corp. Parent and Acquisition Corp have full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated therein.

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       6.06  CONFLICTING AGREEMENTS.  Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement, will conflict with, or result in a breach of, any term of, or constitute a default under, (i) the Certificate of Incorporation or Bylaws of Parent and Acquisition Corp, or (ii) any material agreement or instrument to which Parent or Acquisition Corp is a party, or (iii) any material judgment, decree, order, statute, rule or regulation to which Parent or Acquisition Corp is subject, or result in the creation of material lien, charge or encumbrance on any of the properties of Parent or Acquisition Corp, other than the merger of Butte with and into Acquisition Corp and the other transactions contemplated in this Agreement. Each of Parent and Acquisition Corp is not in default or would be in default with lapse of time or notice or both, in respect to any such term.

       6.07 DELIVERY OF FINANCIAL STATEMENTS. Parent has furnished Butte the consolidated balance sheet of Parent as of December 31, 1999 (the "1999 Parent Balance Sheet"), together with statements of operations, stockholders' equity and cash flows of Parent for the year ended December 31, 1999, and the notes thereto and certain supplemental information (hereinafter collectively called the "Parent Financial Statements").

       6.08 MARKETABLE TITLE TO ASSETS. Parent has good and marketable title to the properties and assets reflected on the 1999 Parent Balance Sheet as being owned by Parent, and all properties and assets thereafter acquired by it, except to the extent such properties and assets are or were thereafter disposed of for fair value in the ordinary course of business; all such properties and assets are free and clear of all liens, charges and encumbrances, except (i) those set forth or reflected in the 1999 Parent Balance Sheet, (ii) liens for taxes not yet due and payable or being contested in good faith, or (iii) defects in title and liens, charges and encumbrances, if any, as do not materially detract from the value, or materially interfere with the present or proposed use, of the property or assets subject thereof or affected thereby, or otherwise materially impair business operations of Parent, taken as a whole. The operation of the properties and business of Parent in the manner in which they are now operated do not, to the knowledge of Parent, violate any zoning ordinances or municipal regulations in such a way as could, if such ordinances or regulations were enforced, result in any material impairment of the uses of the respective properties for the purposes for which they are now operated. All real and personal property leased by Parent is held by Parent under valid, subsisting and enforceable leases.

       6.9 TAXES AND RETURNS. Parent has timely filed all federal, state, local and foreign tax returns required to be filed by it. All taxes and governmental charges levied or assessed against the property or the business of Parent have been paid, other than taxes or charges, the payment of which is not yet due or which, if due, is not yet delinquent or is being contested in good faith or has not been finally determined. The amount set up as accruals for taxes on the 1997 Parent Balance Sheet is sufficient in all material respects for the payment of all unpaid taxes and governmental charges of all kinds, applicable to the property or business of Parent for the period ended on December 31, 1999, and all periods prior thereto.

       6.10 LAW COMPLIANCE. To its actual knowledge, Parent has complied with all laws, regulations, licensing requirements and orders applicable to its business the breach or violation of which could have a material adverse effect on said business and has filed with the proper authorities, all statements and reports required by the laws, regulations, licensing requirements and orders to which it or any of its employees is subject, and Parent possesses all necessary licenses, franchises and permits to conduct its business in the manner in which and in the jurisdictions and places where such businesses are now conducted.

       6.11 FINDER'S FEES AND BROKERAGE. No director, officer or employee of Parent has incurred or will incur any brokerage, finder's or similar fee in connection with the merger or the other transactions contemplated by this Agreement.

       6.12 ENVIRONMENTAL MATTERS. (a) Parent has obtained all Environmental Permits required for its businesses and facilities except for such Environmental Permits the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect. Parent (i) is in compliance with all terms and conditions of their Environmental Permits and of any applicable Environmental Law, except for such failure to be in compliance that could not reasonably be expected to have Material Adverse Effect; (ii) has not received notice of any violation by or claim against Parent under any Environmental Law; and (iii) is not aware of any facts or circumstances related to their businesses and facilities likely to give rise to an Environmental Claim that could reasonably be expected to have a Material Adverse Effect.

       (b) There have been no Releases, or threatened Releases of any Hazardous Substances into, on or under any of the properties owned or operated (or formerly owned or operated) by Parent in any case in such a way as to create any liability (including the costs of investigation and remediation) under any applicable Environmental Law that could reasonably be expected to have a Material Adverse Effect.

       (c) Parent has not been identified as a potentially responsible party at any federal or state Superfund site, and Parent has not transported, disposed of, or arranged for the disposal of any Hazardous Substances.

       6.13    BENEFIT PLANS.    Parent does not have any Employee Benefit
Plans (whether or not subject to ERISA), currently or within the past six years maintained by, contributed by or with respect to which an obligation to contribute exists on the part of Parent or any of its ERISA Affiliates, or with respect to which Parent or any ERISA Affiliate may have any liability or obligation (direct, indirect, contingent or otherwise) to any employee, former employee, director or former director (or any of their dependents or beneficiaries) of Parent or to any governmental entity other than the current Employee Employment Agreements and Employee Health Insurance Plan. There are no material liabilities, whether absolute or contingent, of Parent relating to workers compensation benefits that are not fully insured against by a BONA FIDE third-party insurance carrier.

       6.14 ACCURACY OF INFORMATION. All written information regarding Parent previously delivered to Butte, including all financial information and statements provided to Butte, is true and correct. All additional information regarding Parent to be delivered to Butte pursuant to this Agreement will be true and correct. Other than the properties shown on the Parent Financial

Statements and 1999 Parent Balance Sheet, there are no properties, tangible or intangible, which are used in and material to the normal day-to-day operations of Parent as conducted by Parent prior to and on the date of this Agreement.

       6.15 LACK OF MATERIAL MISREPRESENTATION. Parent represents and warrants that all the information and documents furnished by Parent to Butte in connection with this Agreement contain no untrue statement of material facts nor do they omit material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE SEVEN

                                 COVENANTS OF BUTTE

       Between the date hereof and the Effective Time:

       7.01 ACCESS TO ASSETS, PROPERTY AND RECORDS. Butte will afford to the officers and authorized representatives of Parent reasonable access to the offices, properties, books and records of Butte and will furnish Parent with such additional financial and operating data and other information as to the business and properties of Butte as may be reasonably necessary for Parent thoroughly to evaluate, prior to the Effective Time, the business assets, operations and financial conditions of Butte to include, without limitation, tax returns filed and those in preparation of Butte. If, for any reason, the Merger contemplated by this Agreement is not consummated, Butte will use its best efforts to cause all confidential information obtained by it from Parent to be treated as such and will not use such information in a manner detrimental to Parent.

       7.02 CONDUCT OF BUSINESS. Butte shall conduct its business in the usual and ordinary course consistent with good corporate practices and policies, and shall use its best efforts to preserve intact the present business organization, keep available the services of its present officers and employees, maintain its properties and business and to preserve the good will of employees, customers and others having business dealings. Without the prior written consent of Parent, Butte shall not engage in any activity or enter into any transaction that would cause any of the representations or warranties set forth in Article V to be inaccurate if made as of a date subsequent to such activity or transaction.

       7.03 SEC REPORTING COMPLIANCE AND COOPERATION. Butte will furnish Parent with all information concerning Butte as may be required for inclusion any filing made by Parent with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act") or the Securities Exchange Act of 1934, as amended ("1934 Act") or otherwise, or any other governmental or regulatory body in connection with the transactions contemplated by this Agreement. Butte represents and warrants that all information so furnished for such statements and filing shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       7.04 PUBLIC ANNOUNCEMENTS. Butte will not, without prior consultation with Parent, make any announcement to the public or any statement to its employees generally concerning the transactions covered by this Agreement.

       7.05 NOTIFICATION OF EVENTS. Butte will promptly give notice to Parent of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by Butte or a failure by Butte to comply with any covenant, condition or agreement contained herein.

       7.06 APPROVALS. Butte will use its best efforts to obtain all licenses, consents or other approvals required to be obtained by Parent or Acquisition Corp from any appropriate governmental agency or authority or other person in connection with the carrying out of the transactions contemplated by this Agreement.

       7.07 PERFORMANCES. Butte will use its best efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it pursuant hereto.

       7.08 SHAREHOLDER APPROVAL. Each of the Butte Shareholders hereby covenants and agrees that he or she has read and has been fully advised by legal counsel as to the meaning and effect of this Agreement and the transactions to be effected by this Agreement, and that he or she hereby approves this Agreement and the transactions contemplated in this Agreement. By execution of this Agreement, (i) each of the Butte Shareholders hereby votes all of the issued and outstanding shares of the Butte Common Stock in favor of approval of this Agreement and the transactions contemplated in this Agreement and (ii) each of the Butte Shareholders hereby consents to all corporate action required to consummate the transactions contemplated in this Agreement without the necessity for a meeting of the shareholders of Butte, to the extent and in the event shareholder approval shall be required for approval of this Agreement and the transactions contemplated in and to be effect by this Agreement.

                                   ARTICLE EIGHT

                      COVENANTS OF PARENT AND ACQUISITION CORP

       Between the date hereof and the Effective Time:

       8.01 ACCESS TO RECORDS. Parent and Acquisition Corp will afford to the officers and authorized representatives of Butte access to the books and records of Parent and Acquisition Corp, and will furnish Butte with such additional information of Parent and Acquisition Corp as may be reasonably requested by Butte. If, for any reason, the merger contemplated by this Agreement is not consummated, Butte will use its best efforts to cause all confidential information obtained by it from Parent and Acquisition Corp to be treated as such and will not use such information in a manner detrimental to Parent and Acquisition Corp.

       8.02 CONDUCT OF BUSINESS. Parent and Acquisition Corp shall not conduct any business other than in connection with the Merger and the other transactions contemplated in this Agreement, and then only in the usual and ordinary course consistent with good corporate practices and policies. Without the prior written consent of Butte, Parent and Acquisition Corp shall not engage in any activity or enter into any transaction that would cause any of the representations or warranties set forth in Article VI to be inaccurate if made as of a date subsequent to such activity or transaction.

       8.03 REGULATORY COMPLIANCE. Parent and Acquisition Corp will furnish Butte with all information concerning Parent and Acquisition Corp as may be required by any governmental or regulatory agency in connection with the transactions contemplated by this Agreement. Each of Parent and Acquisition Corp represents and warrants that all information so furnished shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       8.04 PUBLIC ANNOUNCEMENTS. Parent and Acquisition Corp will not, without prior consultation with Butte, make any announcement or other statement to the public or any statement to its employees generally concerning the transactions covered by this Agreement.

       8.05 NOTIFICATION OF EVENTS. Parent and Acquisition Corp will promptly give notice of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by Parent and Acquisition Corp or a failure by Parent or Acquisition Corp to comply with any covenant, condition or agreement contained herein.

       8.06 APPROVALS. Parent and Acquisition Corp will use their best efforts to obtain all licenses, consents or other approvals required to be obtained by Parent and/or Acquisition Corp from any appropriate governmental agency or authority or other person in connection with the carrying out of the transactions contemplated by this Agreement.

       8.07 PERFORMANCE OF THIS AGREEMENT. Parent and Acquisition Corp will use their best efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it pursuant hereto.


                                    ARTICLE NINE

                       CONDITIONS TO OBLIGATIONS OF PARENT,
                             ACQUISITION CORP AND BUTTE

       The obligations of Parent, Acquisition Corp and Butte to effect the Merger hereunder are, at their respective elections, subject to the satisfaction or waiver of the following conditions:

       9.01 APPROVALS AND CONSENTS. Prior to the Effective Time, all necessary orders, consents and approvals shall have been entered by each regulatory authority having jurisdiction in the premises and all applicable statutory waiting periods shall have expired, and the consent of any other party necessary to approve the Merger or to the continued holding by Parent and Acquisition Corp and by Butte of all rights in, to and under any contract, agreement, license, permit, franchise, lease or other instrument and any property or assets, tangible or intangible, reasonably deemed by Parent to be material to Butte (taken as a whole) or reasonably deemed by Butte to be material to Parent (taken as a whole), shall have been obtained.

                                    ARTICLE TEN

                       FURTHER CONDITIONS TO OBLIGATIONS OF
                            PARENT AND ACQUISITION CORP

       The obligation of Parent and Acquisition Corp to effect the Merger hereunder, at their option, subject to the satisfaction or waiver of the following further conditions:

       10.01 REPRESENTATIONS AND PERFORMANCES. All of the representations and warranties of Butte contained in this Agreement shall be true in all material respects as of the Effective Time as though such representations and warranties were then made for the first time (other than those representations and warranties which are specifically made as of a particular date or as of the date of this Agreement); and Butte, in all material respects, shall have performed all obligations and complied with all covenants required by this Agreement to be performed and complied with by it or them prior to the Effective Time. As of the Effective Time, Parent and Acquisition Corp shall have received a certificate, dated the date on which the Effective Time is to occur, executed by the President of Butte, certifying in such detail as Parent and Acquisition Corp may request as to the accuracy of such representations and warranties and the fulfillment of such obligations and compliance with such covenants as of the Effective Time.


                                   ARTICLE ELEVEN

                     FURTHER CONDITIONS TO OBLIGATIONS OF BUTTE

       The obligations of Butte to effect the Merger hereunder is, at their option, subject to the satisfaction or waiver of the following further conditions:

       11.01 REPRESENTATIONS AND PERFORMANCES. All of the representations and warranties of Parent and Acquisition Corp contained in this Agreement shall be true in all material respects as of the Effective Time as though such representations and warranties were then made for the first time (other than those representations and warranties which are specifically made as of a particular date or as of the date of this Agreement); and Parent and Acquisition Corp, in all material respects, shall have performed all obligations and complied with all covenants required by this Agreement to be performed and complied with by each of them prior to the Effective Time. As of the Effective Time, Butte shall have received a certificate dated the date on which the Effective Time is to occur, executed by the Chairman, President or a Vice President and by the Treasurer or Chief Financial Officer of Parent and Acquisition Corp certifying in such detail as Butte may request as to the accuracy of such representations and warranties and the fulfillment of such obligations and compliance with such covenants as of the Effective Time.

                                   ARTICLE TWELVE

                               ABANDONMENT OF MERGER

       12.01 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the merger abandoned at any time prior to the Effective Time:

              (a) By mutual agreement of the Boards of Directors of Parent and Acquisition Corp and Butte;

              (b) At the option of the Board of Directors of Butte in the event that by June 30, 2000, the conditions set forth in Articles Nine and Eleven shall not have been satisfied or waived;

              (c) At the option of the Board of Directors of Parent and Acquisition Corp in the event that by June 30, 2000, the conditions set forth in Articles Nine and Ten shall not have been satisfied or waived.

       12.02 NOTIFICATION. In the event of termination by the Boards of Directors of Parent and Acquisition Corp or Butte as provided above, written notice shall forthwith be given to the other parties.

       12.03 EFFECT. In the event of termination of this Agreement and abandonment of the Merger either by Parent and Acquisition Corp or by Butte as provided in this Agreement, this Agreement shall forthwith become wholly void and of no effect, and there shall be no liability on the part of either Parent and Acquisition Corp or Butte, except that the indemnification agreements relating to payment of expenses set forth in this Agreement shall survive any such termination and abandonment.

                                  ARTICLE THIRTEEN

                      SURVIVAL OF REPRESENTATIONS WARRANTIES
                         AND COVENANTS AND INDEMNIFICATION

       13.01 SURVIVAL. The representations, warranties, covenants and agreements respectively made by Parent, Acquisition Corp or Butte in this Agreement or on any certificate delivered pursuant to the provisions hereof, shall survive, and shall not terminate on, the Effective Time and the consummation of the transactions contemplated under this Agreement.

       13.02 AVAILABLE REMEDIES. Each party expressly agrees that, consistent with its intention and agreement to be bound by the terms of this Agreement and to consummate the transactions contemplated hereby, subject only to the satisfaction of conditions precedent, the remedy of specific performance shall be available to a non-breaching and non-defaulting party to enforce performance of this Agreement by a breaching or defaulting party, including, without limitation, to require the consummation of the Merger pursuant to this Agreement.

       13.03 INDEMNITY. (a) Parent and Acquisition Corp, in addition to the remedies accorded the parties in Section 13.02 above, agree to indemnify and hold Butte harmless from and against any and all claims, actions, causes of action, damages, costs and expenses, including without limitation attorneys' fees, arising from or relating to a breach by the Parent or Acquisition Corp of the representations, warranties, covenants and agreements set forth in this Agreement.

       (b)  Butte, in addition to the remedies accorded the parties in Section
13.02 above, agrees to indemnify and hold Parent and Acquisition Corp harmless from and against any and all claims, actions, causes of action, damages, costs and expenses, including without limitation attorneys' fees, arising from or relating to a breach by Butte of the representations, warranties, covenants and agreements set forth in this Agreement.

       13.04 RESCISSION AND OTHER RELIEF. Each of Parent, Acquisition Corp and Butte acknowledge that Parent and Acquisition Corp, on the one hand, and Butte, on the other hand, would be irreparably damaged and that money damages and any other remedy available at law would be inadequate to re-dress or remedy any loss in the event that any of (i) any misrepresentation, or breach of warranty under this Agreement, (ii) nonfulfillment or failure to perform any covenant or agreement under this Agreement, or (iii) related and attributable to, or asserted against a party hereto, each of Parent, Acquisition Corp and Butte, in addition to recovering any claim for damages or obtaining any other remedy available at law, also shall be entitled to rescission of the Merger and shall be entitled to obtain any other appropriate remedy available in equity or in law, and that each of Parent and Acquisition Corp and Butte hereby waives its right to assert and will not assert in defense that any other adequate legal remedy is available.

                                  ARTICLE FOURTEEN

                                   MISCELLANEOUS

       14.01 NOTICES. Any notice, request, instruction, document or other communication required or permitted to be given under this Agreement after the date hereof shall be in writing (including telex and telegraphic communication) by any party hereto to any other party either (as elected by the party giving such notice) personally delivered or sent by registered or certified mail, postage pre-paid, return receipt requested, as follows:

              (a) If to Parent or Acquisition Corp, to

                        Mr. Carl W. Swan, Chief Executive Officer
                        Potomac Energy Corporation
                        2601 Northwest Expressway, Suite 1100W
                        Oklahoma City, Oklahoma 73112-7293

              (b) If to Butte, to

                        Mr. Winfield Moon, Sr.
                        3168 Bel Air Dr.
                        Las Vegas, Nevada 89109

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (i) on the date delivered if by personal delivery, (ii) on the date telecommunicated if by telegraph, (iii) on the date of transmission with confirmed answer if by telex, telefax or other telegraphic method, and (iv) on the date upon which return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

       14.02 EXPENSES. Parent and Acquisition Corp shall separately bear the expenses of Parent and Acquisition Corp, and Butte shall separately bear the expenses of Butte incurred in connection with this Agreement and in connection with all things required to be done hereunder. Notwithstanding the foregoing, in the event of the failure to consummate the merger which results from a misrepresentation or failure to perform a covenant or agreement on the part of a party hereto (the "defaulting party"), defaulting party shall, in addition to bearing and paying all costs and expenses incurred by it, bear and pay all costs and expenses incurred by other parties hereto in connection with the proceedings relating to the merger.

       14.03 AMENDMENT. This Agreement may be amended at any time prior to the Effective Time by a written instrument executed by Parent and Acquisition Corp, and Butte with the approval of their respective Boards of Directors.

       14.04 KNOWLEDGE DEFINED. Whenever a representation or warranty is made herein as being "to the actual knowledge of" or "to the knowledge of" or "known" to or in "the opinion of" a corporation, it is understood that an officer of such corporation has made or caused to be made (and the results thereof reported to him) an investigation which is appropriate to determine the accuracy of such representation or warranty by personnel or agents of such corporation competent to perform such investigation and to determine the accuracy thereof, and any such representation or warranty shall be deemed to be inaccurate if any officer of such corporation on the basis of such investigation, or otherwise, has any knowledge of any fact that would render such representation or warranty inaccurate or such opinion inappropriate.

       14.05 ENTIRE AGREEMENT. This Agreement and the documents and instruments referred to herein constitute the entire Agreement between the parties hereto and supersede all other understandings with respect to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without regard to principles of conflict of law.

       14.06 COUNTERPARTS. For the convenience of the parties hereto and to facilitate the filing and recording of this Agreement, it may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

       14.07 BINDING EFFECT. All of the term and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, personal representatives, legal representatives, heirs, successors and permitted assigns.

       14.08 ASSIGNABILITY. No party shall assign his or its rights and/or obligations hereunder without the prior written consent of each of the other parties to this Agreement.

       14.09 HEADINGS. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

       14.10 INVALID PROVISIONS. In the event any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extend so contrary, prohibited or invalid, but the remainder thereof shall not be invalidated thereby and shall be given full force and effect so far as possible. In the event any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

       14.11 WAIVER OF PERFORMANCE. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of any continuing or succeeding breach of such right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

       14.12 ATTORNEYS' FEES AND COSTS. In the event any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even though not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

       IN WITNESS WHEREOF, Parent, Acquisition Corp and Butte have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

"Parent" POTOMAC ENERGY CORPORATION,
An Oklahoma Corporation


By: /s/ Carl W. Swan
   --------------------------------------
Carl W. Swan, Chief Executive Officer


"Constituent Corporations"


"Acquisition Corp" POTOMAC EXPLORATION ACQUISITION CORPORATION, an Oklahoma Corporation


By: /s/ Carl W. Swan
   --------------------------------------
Carl W. Swan, Chief Executive Officer


BUTTE COAL, INC.,
"Surviving Corporation" A Nevada Corporation


By: /s/ Winfield Moon, Sr.
   --------------------------------------
Winfield Moon, Sr., Chief Executive Officer